Exhibit 3.175

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:59 PM 09/30/2015
FILED 12:59 PM 09/30/2015
SR 20150323883 - File Number 5838327

CERTIFICATE OF FORMATION

OF

NRG GREENCO LLC

First:                                                               The name of the limited liability company is: NRG Greenco LLC.

Second:                                                   The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation on this 30th day of September, 2015.

/s/ Deborah R. Fry
Deborah R. Fry
Authorized Person